Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Pacific Asia Petroleum, Inc.

               We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Pacific Asia Petroleum, Inc. pertaining to the 2007 Stock Plan of the Company (the “Plan”), certain restricted stock issued under the Plan, and certain non-Plan options, of our report of Independent Registered Public Accounting Firm dated February 29, 2008 covering the financial statements of Pacific Asia Petroleum, Inc. and its subsidiaries as of December 31, 2007 and 2006 and for the periods August 25, 2005 (date of inception) through December 31, 2005 and August 25, 2005 (date of inception) through December 31, 2007.

/s/ RBSM, LLP
RBSM, LLP

New York, New York
July 1, 2008